UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Voya Financial, Inc.
(Name of Registrant as Specified in its Charter)

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May 11, 2023

Dear Voya Shareholders:

Voya’s Board and Compensation, Benefits and Talent Management (“CBTM”) Committee view strong, performance-based compensation programs and robust succession planning as core compensation principles and important tools to maintain corporate continuity and promote the smooth transition of executive leadership.

The intersection of these principles was most evident during our thoughtful and planned executive succession transition in 2022. Voya’s Board appointed Heather Lavallee as CEO effective Jan. 1, 2023, and appointed our former CEO Rod Martin, who had been Voya’s only CEO since its IPO in May 2013, as executive chairman of Voya. Mr. Martin will hold this position through February 2024. This structure ensures a smooth leadership transition that will enhance Voya’s ability to meet its financial and strategic goals, including revenue and earnings growth – and the continued return of capital to shareholders.

Mr. Martin is among the very best executives in our industry in executing a strategic vision that has yielded significant shareholder value over both the short and long-term, and his total compensation reflects Voya’s consistently strong performance over the course of his long tenure. However, Voya’s successful approach to rewarding strong results over many years may not consistently fit with external pay-for-performance “say on pay” voting models.

This letter sets out the underpinnings of certain aspects of our pro-shareholder compensation structures, so that you are well informed as you prepare to vote on our annual advisory “say on pay” proposal, which we believe strongly deserves your continued support.

2022 financial results demonstrate success in executing on our strategy

During 2022, under the leadership of Mr. Martin, as chairman and CEO, and Ms. Lavallee, as president and CEO-elect, Voya performed exceptionally well in the face of strong macroeconomic headwinds.

We achieved 24% EPS growth in 2022 (or 30% on a post-LDTI basis), and at the same time, successfully executed against a wide range of strategic objectives, including delivering on the core organic growth, capital management, and margin improvement goals we set at Investor Day 2021. We also executed important strategic transactions, acquiring the U.S. asset management business of Allianz Global Investors and benefits administrator Benefitfocus – each of which directly advances Voya’s long-term growth strategy.

Voya’s strong performance during 2022 builds on its demonstrated track record of generating shareholder value since its IPO. Under Mr. Martin’s leadership, Voya has returned more than $8.6 billion of capital to its shareholders through share repurchases and dividends since the IPO. In 2022 alone, Voya returned $830 million of capital to shareholders, through share repurchases and dividends.

Voya.com

May 11, 2023

Our relative three-year total shareholder return (TSR) measure was impacted by short-term factors that have since been addressed

Along with successful long-term performance, Voya has a history of sustained absolute and relative TSR performance. In the CD&A section of our Proxy Statement, we show that, since 2016 and until the most recent three-year period, Voya’s three-year TSR was well above the median of our peer group.

Over the most recent three-year period, however, Voya’s TSR performance, while still positive, fell below the median of our compensation peer group and below the 25th percentile of the ISS peer group.

While our financial results in 2022 were strong, our three-year TSR was adversely impacted by Voya’s 7% stock price decline in 2022, due in large part to typical investor hesitancy that accompanies a CEO succession and uncertainty around continuity of capital management priorities. With the benefit of time to affirm that our strategy remains consistent under new leadership with investors, these concerns have been addressed. The result is reflected in our share price, as our TSR has exceeded peers by over 24% year to date (as of May 10, 2023).

Executive compensation reflects alignment of pay-for-performance model to shareholder interests

Voya’s Board and CBTM Committee strongly believe that the optimal way for shareholders to measure the company’s and Mr. Martin’s performance is to take both a short- and long-term view.

The decreases in our 2022 incentive payouts and the lower 2023 stock grant for Mr. Martin reflect Voya’s strong pay-for-performance model and the alignment with shareholders:

•
Our 2022 Annual Compensation Incentive Plan (ACIP) for Mr. Martin paid out at $2.8 million, which reflected 104% of his target bonus. This is a reduction of 39% from his 2021 ACIP payout of $4.58 million, which was 170% of his target bonus.

•	For 2020-2022, our performance share units paid out at 87.5% of the target grant.
•	Mr. Martin’s stock grant for 2022 performance (granted in February 2023) of $9.99 million is down from his 2021 grant of $10.57 million.

The lower incentive payouts reflect the deliberately intended shareholder alignment.

To further our alignment with shareholders, the CBTM Committee has mandated substantial stock ownership by all of our executives. Mr. Martin’s beneficial stock ownership (including vested and unvested LTI awards) as of Dec. 30, 2022, was $56.6 million, which is approximately $50 million above his mandated stock ownership of $6 million (five times base salary).

Voya.com

May 11, 2023

One-time awards granted to promote smooth leadership transition and alignment with shareholders’ interests

As described in Voya’s Form 8-K that was filed on July 7, 2022, and as further disclosed in the Summary Compensation Table and certain other compensation tables included in our Proxy Statement, as part of the leadership transition, the company awarded Ms. Lavallee a one-time, long-term incentive award with a grant date value of $5 million and each member of the Executive Committee a one-time, long-term incentive award with a grant date value of $1 million. These one-time grants provide additional alignment of our pay-for-performance model to shareholder interests by rewarding executives’ efforts to achieve sustained share price increases, while encouraging retention of our executive team.

Importantly, 80% of Ms. Lavallee’s grant and 70% of the grants made to the other executives were in the form of performance stock units based on achievement of stock price levels (which must be sustained for at least 30 days) ranging from $69.10 to $119.10 (with $10 vesting hurdles) during the three-year performance period. In addition, these vested units are subject to a settlement delay of at least one year following vesting and capped at 150% of the initial grant. The remainder of these grants was in the form of restricted stock units, cliff-vesting after three years for Ms. Lavallee, and vesting ratably over that period for the other executives.

Investor reaction and feedback to Voya’s 2022 results and outlook reflect confidence in Mr. Martin, Ms. Lavallee and the management team – and Voya’s future growth opportunity

We believe investor reaction to Voya’s first-quarter 2023 results, announced on May 1, 2023 – and its outlook – reflect confidence in the growth strategy articulated by Mr. Martin, Ms. Lavallee and the management team, as well as in the team itself. We have 14 buy ratings by sell-side securities firms, with three holds and no sells. Overall, we believe Voya is viewed as well positioned for continued success and growth.

Thank you for entrusting your capital with Voya. Voya has been a true success story, and in our view its recent anomalous TSR metric should be viewed with the widest possible lens. We hope to receive your support at this year’s Annual Meeting and encourage you to submit your vote either online, by phone, or by mail via the previously mailed proxy or voting instruction card.

Sincerely,

/s/ Ruth Ann Gillis
Ruth Ann Gillis
Chair of Voya’s Compensation, Benefits and Talent Management Committee

Voya.com